Exhibit 11.1

                    SLADE'S FERRY BANCORP. AND SUBSIDIARY
                      COMPUTATION OF PER SHARE EARNINGS
                                 (Unaudited)


                                           Three months ended           Six months ended
                                                 June 30                     June 30
                                        ------------------------    ------------------------
                                           2004          2003          2004          2003
                                        ----------------------------------------------------

Net income                              $  601,723    $1,609,696    $1,247,717    $  917,516
                                        ====================================================
Average shares outstanding               4,044,758     3,964,054     4,028,706     3,956,361
                                        ====================================================
Basic earnings per share                $     0.15    $     0.41    $     0.31    $     0.23
                                        ----------------------------------------------------

Net income                              $  601,723    $1,609,696    $1,247,717    $  917,516
                                        ====================================================
Average shares outstanding               4,044,758     3,964,054     4,028,706     3,956,361
Net effect of dilutive stock options        43,440        25,231        48,500        22,986
                                        ----------------------------------------------------
Adjusted shares outstanding              4,088,168     3,989,285     4,077,206     3,979,347
                                        ====================================================
Diluted earnings per share              $     0.15    $     0.40    $     0.31    $     0.23
                                        ====================================================


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